 Exhibit 99.1

Cyber Digital, Inc. Announces 50% Stock Dividend

New York, June 12, 2006 - Cyber Digital, Inc. (OTC BB: CYBD), an emerging leading designer and software developer of advanced digital voice and broadband data switches, announced today that its Board of Directors has declared a 3-for-2 stock split to be paid in the form of a 50% stock dividend to the stockholders of record as of June 26, 2006. Stockholders will receive one additional share for every two shares held on the record date. The additional shares will be mailed on or about July 11, 2006 by the company's transfer agent, Continental Stock Transfer & Trust Company. Currently, there are 22,336,542 shares of common stock outstanding. The number of shares outstanding after the stock dividend will be approximately 33,504,813 shares.

J.C. Chatpar, Chairman of the Board of Directors, commented, "The Board's decision to declare a 50% stock dividend reflects our confidence in the outlook for Cyber Digital's growth and a desire to increase public float, thereby improving liquidity for investors. Our recent strategic initiatives to pursue the acquisitions of accretive Competitive Local Exchange Carriers (CLECs) and Internet Service Providers (ISPs) heighten our confidence in building a solid company. We look forward to a bright future for Cyber Digital and appreciate our shareholders' support and interest."

About Cyber Digital, Inc.

Cyber Digital, Inc., is a leading designer and software developer of advanced distributed digital voice switches and high-performance Internet Protocol (IP) broadband systems, such as softswitches, routers, gateways, firewalls and servers for network operators worldwide. For more information, visit www.cyberdigitalinc.com

This press release contains forward-looking statements, pursuant to the "safe harbor" provisions as fully described in Cyber's SEC filings.

Contact:

Cyber Digital, Inc., J.C. Chatpar, (631) 231-1200, or please send your request to investors@cyberdigitalinc.com to receive updates by email.

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